FIELDPOINT PETROLEUM REPORTS THIRD QUARTER RESULTS

Q3 2011 GAAP EARNINGS OF $.05 PER SHARE, INCLUDING UNREALIZED DERIVATIVE GAINS

AUSTIN, TX – (BUSINESS WIRE) – November 14, 2011 - FieldPoint Petroleum Corporation (NYSE AMEX:FPP) announced today its financial results for the three and nine months ended September 30, 2011.

Ray Reaves, President and CEO of FieldPoint stated, “During the third quarter, our oil and natural gas revenues increased over the same period last year as a result of higher oil and natural gas prices.  Even though our quarterly net income and earnings per share increased over the same period in 2010, they were below our expectations for the period.”

Financial Highlights for the Three Months Ended September 30, 2011 Compared to the Three Months Ended September 30, 2010:

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Total revenues increased 4% to $1,736,277 from $1,671,759;

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Net Income increased to $385,034 from $240,102; and

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Earnings per share, both basic and fully diluted, increased to $0.05 from $0.03.

Mr. Reaves continued, “Although net income improved substantially, a much more dramatic increase could have been realized had we been able to increase our production during this period.  However, being well positioned financially has allowed management to continue its focus on building our production base and has allowed FieldPoint to proceed with the drilling of our first horizontal well.  As previously announced, this well is being drilled in partnership with Cimarex Energy in Lea County New Mexico, and we are currently down approximately 13,000 feet in total depth.  We expect the well to be completed in late November, and will be reporting details of our results to the shareholders soon thereafter.”

Oil and natural gas sales revenue increased 4% or $64,518 to $1,707,210 for the three month period ended September 30, 2011 from the comparable 2010 period.  This was due to higher oil and natural gas commodity prices. Average oil sales prices increased 10% to $86.41 for the three-month period ended September 30, 2011 compared to $78.40 for the three-month period ended September 30, 2010.  Average natural gas sales prices increased 19% to $4.39 for the three-month period ended September 30, 2011 compared to $3.69 for the three-month period ended September 30, 2010.  The higher commodity prices accounted for approximately $173,000 of the increase in revenue but were offset by approximately $108,000 due to slightly lower sales volumes on a BOE basis in the three-month period ending September 30, 2011 compared to the same period in 2010. We anticipate volumes to remain stable in the coming quarters as additional remedial work is completed.

Lease operating expenses decreased 5% or $33,101 to $684,391 for the three month period ended September 30, 2011 from the comparable 2010 period.  This was primarily due to lower workover expense and remedial repairs in 2011 as compared to 2010.  Lifting cost per BOE decreased by 4% or $1.17 to $26.75 for the period.  We anticipate lease operating expenses to increase over the following quarters due to additional remedial repairs and workover expenses.

Depletion and depreciation increased 12% or $32,500 to $302,500 for the three month period ended September 30, 2011 versus $270,000 in the 2010 comparable period.  This was due to increases in production primarily from the Bilbrey well which was previously down for repairs.

General and administrative overhead cost increased 1% or $2,279 to $209,556 for the three-month period ended September 30, 2011 from the three-month period ended September 30, 2010.  This was primarily attributable to an increase in professional services such as consulting and administration services.  At this time due to the growth of the Company, we anticipate general and administrative expenses to increase in the coming quarters.

Other income, net for the quarter ended September 30, 2011, was $105,204 compared to other expenses, net of $62,888 for 2010.  During the 2011 period, the net increase was primarily due to an unrealized gain of $232,000 on commodity derivatives.  We anticipate oil prices to trade in the range of our collar during the fourth quarter of 2011, and thus anticipate the unrealized gain recognized in the third quarter of 2011 will reverse in the fourth quarter of 2011.

Financial Highlights for the Nine Months Ended September 30, 2011 Compared to the Nine Months Ended September 30, 2010:

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Total revenues increased 2% to $5,380,637 from $5,278,127;

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Net Income increased to $1,173,230 from $1,113,169; and

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Earnings per share, both basic and fully diluted, increased to $0.15 from $0.14.

Oil and natural gas sales revenues increased 2% or $108,454 to $5,283,169 for the nine-month period ended September 30, 2011 from $5,174,715 for the comparable 2010 period.   This was due primarily to the overall increase in oil and natural gas commodity pricing offset by a decline in production.  Sales volumes decreased 13% on a BOE basis, primarily due to downtime on wells waiting for repairs and to natural declines.  Average oil sales prices increased 22% to $93.16 for the nine month period ended September 30, 2011 compared to $76.51 for the nine month period ended September 30, 2010.  Average natural gas sales prices decreased 13% to $4.85 for the nine month period ended September 30, 2011 compared to $5.57 for the nine month period ended September 30, 2010.  The overall higher commodity prices accounted for an increase of approximately $776,000 in revenue but were offset by approximately $667,000 as a result of lower sales volumes.  We anticipate volumes to remain stable in the coming quarters as additional remedial work is completed.

Lease operating expenses increased 8% or $137,990 to $1,904,218 for the nine month period ended September 30, 2011 from the comparable 2010 period.  This was primarily due to the increase in additional repairs, workover expenses and production expenses on properties in 2011.  Lifting cost per BOE increased 24% or $5.32 to $27.68 for the period. We anticipate lease operating expense to increase over the following quarters due to additional remedial repairs and workover expenses.

Depletion and depreciation expense decreased 5% to $793,500, compared to $835,000 for the comparable 2010 period.  This was primarily due to lower production in the 2011 period.

General and administrative overhead cost decreased 2% or $14,111 to $674,480 for the nine month period ended September 30, 2011 from the comparable 2010 period.  This was attributable primarily to a decrease in administrative services such as contract labor and administrative services.  In the coming quarters we anticipate general and administrative expenses to increase.

Other expense, net for the nine months ended September 30, 2011, was $99,209 compared to other expense, net of $184,139 for the comparable 2010 period.  The  decrease in other expense, net was primarily due to the unrealized gain on derivatives of $164,000 during 2011.  We anticipate oil prices to trade in the range of our collar during the fourth quarter of 2011, and thus anticipate the unrealized gain recognized in the third quarter of 2011 will reverse in the fourth quarter of 2011.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                         September 30, 2011 (unaudited)      December 31, 2010

Cash and cash equivalents        $     2,684,569

$           984,770

Total current assets

           $     5,188,875

$        3,356,036

Total assets

           $   19,942,152

$      18,561,608

Total current liabilities

           $        581,964

$           752,007

Total stockholders’ equity        $      9,481,456

$        8,631,599

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Oil and natural gas sales	$ 1,707,210	$ 1,642,692	$ 5,283,169	$ 5,174,715
Well operational and pumping fees	17,067	17,067	51,199	51,199
Disposal fees	12,000	12,000	46,269	52,213
Total revenue	1,736,277	1,671,759	5,380,637	5,278,127
COSTS AND EXPENSES:
Production expense	684,391	717,492	1,904,218	1,766,228
Depletion and depreciation	302,500	270,000	793,500	835,000
Accretion of discount on asset retirement obligations	21,000	20,000	63,000	60,000
General and administrative	209,556	207,277	674,480	688,591
Total costs and expenses	1,217,447	1,214,769	3,435,198	3,349,819
OPERATING INCOME	518,830	456,990	1,945,439	1,928,308
OTHER INCOME (EXPENSE):
Interest income	1,503	1,710	3,522	4,270
Interest expense	(58,528)	(64,598)	(179,679)	(188,409)
Unrealized gain on commodity derivatives	232,000	-	164,000	-
Loss on sale and abandonment of oil and gas property	(69,771)	-	(80,441)	-
Miscellaneous expense	-	-	(6,611)	-
Total other income (expense)	105,204	(62,888)	(99,209)	(184,139)
INCOME BEFORE INCOME TAXES	624,034	394,102	1,846,230	1,744,169
Income tax benefit (provision) – current	194,000	(39,000)	(23,000)	(231,000)
Income tax provision (provision) – deferred	(433,000)	(115,000)	(650,000)	(400,000)
TOTAL INCOME TAX PROVISION	(239,000)	(154,000)	(673,000)	(631,000)
NET INCOME	$ 385,034	$ 240,102	$ 1,173,230	$ 1,113,169
NET INCOME PER SHARE:
BASIC	$ 0.05	$ 0.03	$ 0.15	$ 0.14
DILUTED	$ 0.05	$ 0.03	$ 0.15	$ 0.14
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	7,997,175	8,143,173	8,026,060	8,232,302
DILUTED	7,997,175	8,143,173	8,026,060	8,232,302

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